                                                                    EXHIBIT 21








                        SUBSIDIARIES OF THE REGISTRANT

                                                                     EXHIBIT 21



                SUBSIDIARIES OF AMERICAN BUSINESS PRODUCTS, INC.




     The subsidiaries of the Company as of March 14, 1997, all of which are wholly-owned, are set forth below:


          NAME                            STATE OF INCORPORATION
          ----                            ----------------------

BookCrafters USA, Inc.                           Michigan
Curtis 1000 Inc.                                 Georgia
Discount Labels, Inc.                            Indiana
International Envelope Company                   Delaware
Jen-Coat, Inc.                                   Massachusetts
Vanier Graphics Corporation                      California



     The results of operations of all subsidiaries described above are included in the Consolidated Financial Statements